Exhibit 4.20

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Singapore White Group Pte. Ltd.

and

Puyi Inc. (Nasdaq: PUYI)

（To be Renamed as Highest Performances Holdings Inc. Nasdaq: HPH）

Fanhua Inc. (Nasdaq: FANH)

Supplementary Agreement I

The parties to the Framework Cooperation Agreement, or the Agreement, are:

Party A: Singapore White Group Pte. Ltd.

Legal Representative: PEH CHIN HUA

Registered Address: 18 Howard Road, Novelty BizCentre #06-06, Singapore 369585

Passport No. Of the Legal Representative: [*]

ID No. Of the Legal Representative: [*]

Party B 1: Fanhua Inc. (Nasdaq: FANH)

Ultimate Beneficial Owner: Hu Yinan

Business Address in China:	60/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China

Registered Address：PO Box 309 Ugland House Grand, Ky1-1104, Cayman Islands

Passport No. of Ultimate Beneficial Owner Hu Yinan: [*]

ID No. of Ultimate Beneficial Owner Hu Yinan: [*]

Address of Ultimate Beneficial Owner Hu Yinan: [*]

Party B 2：Puyi Inc (Nasdaq: PUYI) (To be renamed as Highest Performances Holdings Inc. under ticker symbol of HPH）

Ultimate Beneficial Owner: Hu Yinan

Business Address in China:	60/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China

Registered Address：PO Box 715，Grand Cayman Ky1-1107,Cayman Islands

Passport No. of Ultimate Beneficial Owner Hu Yinan: [*]

ID No. of Ultimate Beneficial Owner Hu Yinan: [*]

Address of Ultimate Beneficial Owner Hu Yinan: [*]

(Mr. Hu Yinan is the ultimate beneficial owner of Fanhua Inc. (Nasdaq: FANH), Puyi Inc (Nasdaq: PUYI), two publicly-listed companies in the United States. As Part B1 and Party B2 to this Supplementary Agreement I have the same ultimate beneficial owner, Party B1 and Party B2 are herein collectively referred to as Party B.)

The terms of this supplementary agreement I are as follows:

Whereas:

1. Party A, as an enterprise investment group legally established in the Republic of Singapore, possesses extensive experience in marketing and market operations in international markets. Party A has also led investment projects in multiple cities in China and enjoys a wide and high social reputation.

2. Party B consists of Fanhua Inc. (Nasdaq: FANH) and Puyi Inc (Nasdaq: PUYI) (to be renamed as Highest Performances Holdings Inc. under the ticker symbol of HPH), two comprehensive third-party financial services groups in China specializing in life insurance and family wealth advisory services, respectively, both of which are well-known publicly listed renowned registered in the Cayman Islands, operating offices in Guangzhou, Guangdong Province, China, and listed on the NASDAQ in the United States and serves as SPAC-USA White Special Acquisition Companies.

Party A and Party B, or the Parties, through multiple communications, in a spirit of sincerity, legality, and gratitude, strictly abide by the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore in conducting legal business activities. They also strictly adhere to the corporate governance laws and regulations of listed companies in the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore, as well as the Corporate Governance Acts of US-listed companies, and undertake to fulfill their respective legal responsibilities.

The Parties, based on the principles of equality, voluntariness, honesty, trustworthiness, and lawful operation, have reached the following supplementary agreement I:

Section 1: “普益财富Puyi Inc. Renamed as “华普集团 Highest Performances Holdings Inc. (Nasdaq:HPH）”

After amicable discussions, Party A Singapore White Group Pte. Ltd. will introduce a legitimate overseas investment fund to invest USD$500 million to subscribe for the shares of the US Nasdaq-listed company “Puyi Inc.” (“Puyi”) (formerly trading under the ticker symbol PUYI). (Party A and Party B agree to rename “Puyi Inc.”(PUYI) as “Highest Performances Holdings Inc. (Nasdaq:HPH）”. The renaming process will be completed at the shareholders’ meeting on March 13, 2024, and reported to the US Nasdaq Stock Exchange for approval. According to Party B’s disclosure, Puyi currently holds 50.07% of the shares of Fanhua Inc. (“Fanhua”) (trading under ticker symbol FANH). Party A will also introduce an additional USD 500 million of lawful overseas investment fund to invest in Fanhua, enabling White Group and its partners to hold more than 51% of the equity interests in the aforementioned Puyi and Fanhua.

Section 2: Appointment of Directors by Parties A and B

2.1 Party A and Party B agree to invite Mr. Peh Chin Hua to join the board of directors of Party B and serve as the chairman of the board of directors of Party B’s two listed companies. Additionally, upon completion of the first lawful overseas capital introduction or asset injection transaction, the boards of directors of Party B’s two listed companies will be restructured. For the US Nasdaq-listed company (trading under ticker symbol FANH), there will be 11 director seats, with Mr. Peh Chin Hua serving as the chairman of the board and Party A White Group recommending five director seats (excluding Mr. Peh Chin Hua) (a total of 6 director seats). Fanhua (Nasdaq: FANH) company will retain 5 director seats, recommended by Party B’s actual controller Hu Yinan, who will also serve as the vice chairman of the board of directors and CEO.

Board members of Party A for Fanhua Inc. (Nasdaq: FANH) are: White Group will appointment Mr. Peh Chin Hua as chairman, and Mr. Wen Zixuan, Mr. Huang Jihe, Professor Lan Lulu Professor Dong Runzhen and Cheng Lin as independent directors.

Board members of Party B for Fanhua Inc. (Nasdaq: FANH) are: Fanhua will appointment Mr. Hu Yinan as vice chairman and CEO, and Mr. Ge Peng as executive director and CFO, Tang Yunxiang, Dr. Yin Mengbo, Mr. Allen Lueth as independent directors.

Attendees at board meetings: Mai Zishan and Dong Zhejun will be responsible for recording minutes in both Chinese and English.

2.2 Party A and Party B agree that for the US Nasdaq-listed company (trading under ticker symbol Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH), there will be 7 director seats. Mr. Peh Chin Hua will serve as the chairman of the board of directors, and Party A White Group will appoint three director seats (excluding Mr. Peh Chin Hua) (a total of 4 director seats). Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH) will retain 3 director seats, to be recommended by Party B’s actual controller Hu Yinan, who will also serve as the vice chairman and CEO of the board of directors.

Board members of Party A for Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH) are: White Group will appoint Mr. Peh Chin Hua as chairman, and Mr. Wen Zixuan, Mr. Huang Jihe and Professor Lan Lulu will serve as independent directors.

Board members of Party B for Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH) are: Puyi will recommend Mr. Hu Yinan as vice chairman and CEO, Luo Jidong, Dr. Zai Lihong will serve as an independent director.

Attendees at board meetings: Mai Zishan and Dong Zhejun is responsible for recording minutes in both Chinese and English.

Section 4: Investment asset management business to be led by White Group, while global development of insurance business to be led by Fanhua.

Representatives of Party A, Mr. Peh Chin Hua, and Party B, Mr. Hu Yinan, agree to act in concert on significant events involving the companies, including but not limited to significant projects involving equity ownership and investments. The investment asset management business will be led by White Group, subject to the consent of Mr. Hu Yinan before execution. The global development of the insurance business will be led by Fanhua, subject to the consent of White Group before execution.

Section 5: White Group agrees to provide investment fund contracts totaling $1 billion for signing by Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH）) and Fanhua Inc. (Nasdaq: FANH) before March 15, 2024.

Section 6

6.1 Legitimate overseas investment funds introduced by Party A will be invested in Party B in the form of equity without the need for individuals and companies to provide guarantees. Party A and the introduced overseas investment funds will charge Corporate Business Management Consultant Fee based on a certain percentage of the total amount of legally and compliantly introduced financing, which will be paid to Party A by Party B in a lump sum upon receipt of financing. The fee will be 5% of the financing amount for a financing amount of $300 million, 7% for a financing amount of $500 million, and 9% for a financing amount of $1 billion. Party A has the right to choose payment in cash or in the form of newly issued shares by the companies.

6.2 If the total amount of legally compliant overseas investment funds introduced by Party A reaches US$1 billion, Party A will receive 4% of the total financing amount in cash as the corporate business management fee. The remaining 5% of the total financing amount will be paid in the form of stock options, consisting of 29,803,803 ADSs of Puyi and 3,915,282 ADSs of Fanhua.

6.3 Party A and Party B agree that each party introducing investment funds will enjoy a percentage of the total amount of funds introduced as their “Corporate Business Management Consultation Fee” (the percentage of the total amount of funds introduced as specified in Article 6.1). The total amount of funds introduced must be actually invested in the listed companies, namely Fanhua Inc. (Nasdaq: FANH)” and Puyi Inc (Nasdaq: PUYI) (to be renamed as Highest Performances Holdings Inc.(Nasdaq: HPH）),” and only after deducting the “Corporate Business Management Consultation Fee” from the total amount of funds introduced (according to the percentage specified in Article 6.1), will the remaining amount be transferred to the listed companies namely “Fanhua Inc.(Nasdaq: FANH)” and “Puyi Inc(Nasdaq: PUYI) (to be renamed as Highest Performances Holdings Inc. (Nasdaq: HPH)).” The introducing party may request that part of this corporate business management fee be paid in cash and part in shares of “Fanhua Inc. (Nasdaq: FANH)” and “Puyi Inc (Nasdaq: PUYI) (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH）),” or all in shares of “Fanhua Inc. (Nasdaq: FANH)” and “Puyi Inc (Nasdaq: PUYI) (to be renamed as Highest Performances Holdings Inc.(Nasdaq: HPH)).

6.4 According to international financing practices and based on the equal conditions of Party A and Party B in financing cooperation, the legally and actually raised funds of Party A and Party B can only be invested in newly issued shares or part of the old shares of the listed companies jointly operated by Party A and Party B, and must also be legally approved by the board of directors and stock exchange of the listed companies before taking effect. Furthermore, the listed companies are not obligated to pay any financing interest to the investing party, including any property of the listed companies as collateral of or any written and oral commitments and guarantees of the listed companies, and Party A and Party B (herein referring to both parties of Party A and Party B collectively) or each party of Party A and Party B (here referring to Party A and Party B individually) or Party A and Party B individually (here referring to individuals and staff of Party A and Party B) are not obligated to provide any personal written and oral commitments and guarantees or personal collateral guarantees to the investing party.

6.5 The corporate business management fee is calculated based on the actual amount invested in the project and is then paid in one lump sum to the relevant introducing party of Party A and Party B.

6.6 Party A and Party B must obtain the approval of the board of directors of the listed companies prior to execution of sections 6.3 and 6.4.

6.7 After Party A and Party B receive their respective “Corporate Business Management Consultation Fee,” neither party can apply to the listed companies for any expenses, including expenses such as overhead expenses, travel expenses, hotel accommodation expenses, and entertainment expenses.

Section 7: Stock Option Incentive Plan

7.1 Party A and Party B agree that the existing stock option incentive plans of Party B remain valid (with a total of 74,509,507 ordinary shares under Puyi stock option incentive plan and 170,229,666 ordinary shares under Fanhua stock option incentive plan), with specific allocation and granting authorized by Mr. Hu Yinan.

7.2 New stock option incentive plans will be determined by the newly established board of directors.

Section 8: Party A and Party B agree to introduce and recommend high-quality investment projects or assets to be injected into Fanhua.

8.1 [*]

8.2 [*]

8.3 [*]

Section 9: Party A and Party B agree to introduce and recommend high-quality investment projects or assets to be injected into Puyi.

9.1 [*]

9.2 [*]

9.3 [*]

Section 10: Party A and Party B agree that the annual salary of Vice Chairman Fanhua Inc. (Nasdaq: FANH) and Puyi Inc (Nasdaq: PUYI) (to be renamed as Highest Performances Holdings Inc. (Nasdaq: HPH）) will be RMB 3 million, and the annual salary of independent directors will be RMB 300,000, which will subsequently be converted to approximately USD 417,827.00. Party A and Party B also agree that the annual salary of Chairman Peh Chin Hua will be RMB3 million, and the annual salary of independent directors will be RMB300,000, which will subsequently be converted to approximately USD41,782.00. However, the annual salary of Chairman Peh Chin Hua, which is RMB3 million, approximately USD$417,827.00, will be distributed to executives of Singapore White Group, and Chairman Peh Chin Hua will only receive USD1 from this annual salary of RMB 3 million or USD$417,827.00.

Section 11: Party A and Party B agree to establish offices in five countries and regions: the United States, Singapore, Vietnam, Luxembourg, and Hong Kong, China.

Section 12: Party B must ensure that its listed companies (including its subsidiaries) do not engage in illegal activities prohibited by the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore (including gambling, counterfeit currency trafficking, drug trafficking, arms trafficking, illegal smuggling, pornography industry, money laundering, etc.) If Party B violates the laws and regulations of the United States of America, the People’s Republic of China (including Hong Kong, China), and the Republic of Singapore, Party B bears full responsibility (including civil and criminal liability), which is unrelated to Party A. Additionally, Party B is responsible for any economic and reputational losses caused to Party A.

Section 13: Dispute Resolution

When signing the formal framework agreement, both parties must strictly abide by and implement it. If one party violates the above agreement provisions, both parties must conduct friendly consultations in writing, and under the principles of not harming the legitimate interests of all shareholders of both parties’ listed companies and not violating the Corporate Governance Acts of the Nasdaq Stock Exchange, the two parties will finally reach a fair, reasonable, and legal solution. If a dispute arises, and if the dispute is under the jurisdiction of a court in the United States, the Chinese version of the agreement signed by both parties shall be the primary language, with English as the secondary language. Both Chinese and English versions have equal legal effect. If the dispute arises in Singapore, the English version of the agreement translated by the Singapore court based on the Chinese version of the agreement signed by both parties shall prevail.

Section 14: Confidentiality

Due to the cooperation between Party A and Party B involving confidential information of listed companies, Party A and Party B must keep absolutely confidential the contents of this formal framework agreement and the provisions therein. Similarly, any business secrets learned by both parties through work contacts or other channels must also be kept strictly confidential to avoid affecting stock price fluctuations and violating the Corporate Governance Acts of listed companies.

Section 15: Applicable Law

The establishment, effectiveness, interpretation, performance, and dispute resolution of the formal framework agreement are governed and protected by the Corporate Governance Acts of the United States of America, as well as the laws and regulations of the People’s Republic of China (including Hong Kong, China) and the Republic of Singapore. If the projects of both parties are in other overseas countries, the laws and regulations of that overseas country and the United States of America and the Republic of Singapore shall prevail. The formal framework agreement is primarily in Chinese, with English as a secondary language, and Party A and Party B may request a translator appointed by the Singapore court to translate the formal framework Agreement into English.

Section 16: Agreement Certification and Filing

Party B is listed on Nasdaq under the ticker symbol of “Fanhua Inc. (Nasdaq: FANH)” and “Puyi Inc (Nasdaq: PUYI)” (renamed as Highest Performances Holdings Inc. (Nasdaq: HPH)), and timely discloses information in accordance with relevant listing rules.

Section 17: Other Agreements

This Supplementary Agreement No. 1 shall come into effect after being signed and sealed by the legal representatives of both parties. This Supplementary Agreement No. 1 is made in six copies, with each party holding three copies, all of which have equal legal effect. For matters not covered herein, both parties may conduct friendly negotiations and reach further agreements in writing, and such written supplementary agreements signed by both parties shall have equal legal effect.

<No Text Below>

<Signature Page Below>

Party A: Singapore White Group Pte. Ltd. （Chop）

Legal Representative: Peh Chin Hua

/s/ Peh Chin Hua

Date: February 19, 2024

Party B 1: Fanhua Inc. (Nasdaq:FANH) (Chop)

Ultimate Beneficial Owner: Hu Yinan

/s/ Hu Yinan

Party B 2: Puyi Inc (Nasdaq: PUYI) (To be renamed as HPH) (Chop)

Ultimate Beneficial Owner: Hu Yinan

/s/ Hu Yinan

Date: February 19, 2024